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                                                                       EXHIBIT 4

                          DESCRIPTION OF CAPITAL STOCK

         The following discussion describes the Company's capital stock as of March 31, 2001. The Company does not assume any obligation to update this information. Investors should note that, on May 18, 2001, the Company's Board of Directors authorized and directed the redemption, effective May 22, 2001, of the rights described herein under the caption "Rights Agreement." See the Company's Current Report on Form 8-K filed on May 21, 2001.

GENERAL

         The total authorized capital stock of the registrant consists of 100,000,000 shares, of which 90,000,000 shares have been designated as Common Stock, par value $0.01 per share (the "Common Stock"), and 10,000,000 shares have been designated as preferred stock, par value $0.01 per share (the "Preferred Stock"). The following summary of certain provisions of the registrant's capital stock describes certain material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Certificate of Incorporation (the "Certificate") and the By-Laws of the registrant, which are included as exhibits to the registrant's periodic reports under the Securities Exchange Act of 1934, as amended.

COMMON STOCK

         As of March 31, 2001, there were a total of 24,041,946 shares of Common Stock outstanding. The authorized but unissued shares of Common Stock are available for issuance at such times and for such purposes as the registrant's Board of Directors (the "Board") may deem advisable without further action by the stockholders; provided, however, that, pursuant to the Certificate: (1) the approval by the holders of a majority of the registrant's capital stock at a meeting and entitled to vote thereon is required for certain issuances, including certain issuances other than in a public offering involving in excess of 20% of the voting power or number of shares of capital stock outstanding before the issuance, and issuances that would result in a change in control; and
(2) the registrant is prohibited from adopting any stock option, stock purchase, restricted stock, stock appreciation rights or other stock-based incentive or compensation plan, program or agreement involving the issuance of stock, with certain limited exceptions.

         Subject to any prior rights that may be granted to the holders of any Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. The Common Stock is not redeemable or convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the registrant. Upon liquidation, dissolution or winding up of the registrant, each outstanding share of Common Stock is entitled to participate equally in any distribution of net assets made to the stockholders, subject to the prior rights, if any, of any holders of Preferred Stock then outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders. There is no cumulative voting for the election of directors or for any other purpose. All shares of Common Stock have equal rights and preferences. The Common Stock is listed on the Nasdaq National Market under the symbol "PSCD" and the Toronto Stock Exchange under the symbol "PSC."


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PREFERRED STOCK

         As of March 31, 2001, there were no shares of Preferred Stock issued and outstanding. The Board may, without further action by the registrant's stockholders, but subject to the limitations described above, from time to time direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the voting power, designations, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the registrant before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the registrant's securities or the removal of incumbent management. The registrant has no present intention to issue any shares of Preferred Stock.

CERTAIN PROVISIONS OF THE CERTIFICATE

         The Certificate and By-Laws contain certain provisions that may be perceived as having an "anti-takeover" effect. The purpose of these provisions is to encourage any party seeking to acquire control of the registrant to negotiate the transaction, in advance, with the Board and to present any proposed transaction approved by the Board to all of the registrant's stockholders. These provisions may also have the effect of discouraging takeovers, including takeovers that stockholders of the registrant may deem to be desirable and in which the stockholders may receive a substantial premium over market value in payment for their shares. In addition, the provisions may make it more difficult or time-consuming for the stockholders to change the management of the registrant, even if the stockholders believe that such a change would be beneficial.

         The Certificate provides that a majority of the remaining directors then in office, though less than a quorum, is empowered to fill any vacancy on the Board which arises during the term of a director. This provision may have the effect of maintaining the incumbency of the Board.

         The Certificate provides that, under certain circumstances, the affirmative vote of the holders of a majority of "Disinterested Stock" is required for the adoption or authorization of a "Business Combination" with any person if such other person is the direct or indirect beneficial owner of more than 20% of the outstanding shares of capital stock of the registrant. For purposes of such provisions, the term "Business Combination" includes any merger or consolidation of the registrant with or into any other corporation or the sale or disposition of all or substantially all of the assets of the registrant to, or any sale or lease to the registrant or any subsidiary thereof in exchange for securities of the registrant of any assets of, any other person. "Disinterested Stock" means the shares of capital stock of the registrant entitled to vote that are not beneficially


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owned by a person that is the direct or indirect beneficial owner of more than
20% of the outstanding shares of capital stock of the registrant entitled to vote or any other person that is an affiliate of such person.

RIGHTS AGREEMENT

         On March 31, 2000, the registrant entered into a Shareholders Rights Agreement (the "Rights Agreement") and declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding at the close of business on March 31, 2000. Such a right will also be attached to each share of Common Stock subsequently issued. Such rights will have certain anti-takeover effects. If triggered, the rights would cause substantial dilution to a person or group of persons that acquires more than 20% of the Common Stock on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board prior to the time a person or group has acquired beneficial ownership of 20% or more of the Common Stock, because until such time the Rights may be redeemed by the registrant. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (a copy of the form of which is filed as an exhibit to registrant's periodic reports under the Securities Exchange Act of 1934, as amended).

REGISTRATION RIGHTS AGREEMENT

         On March 31, 2000, the registrant entered into a Registration Rights Agreement (the "Registration Rights Agreement") with certain of its stockholders pursuant to which such stockholders are entitled to certain registration rights. Pursuant to the Registration Rights Agreement and subject to certain limitations, each stockholder party thereto may require the registrant on one occasion to effect the registration of its registrable Common Stock in which the registrant will pay all registration and related expenses. In addition, the stockholders party to the Registration Rights Agreement are granted piggyback rights that will allow them to include their registrable Common Stock in certain other registrations undertaken by the registrant, and the registrant will pay the registration and related expenses of such stockholders in connection therewith. The foregoing description of the registration rights does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement (a copy of the form of which is filed as an exhibit to registrant's periodic reports under the Securities Exchange Act of 1934, as amended).

TRANSFER AGENT, REGISTRAR AND RIGHTS AGENT

         The Transfer Agent and Registrar for the Common Stock and the Rights Agent for the Rights is Computershare Investor Services, Lakewood, Colorado.